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           SENIOR SUBORDINATED NOTE AND SUBORDINATED CONVERTIBLE NOTE
                               EXCHANGE AGREEMENT

                            DATED AS OF JULY 19, 2002

                                      AMONG

                          CASTLE DENTAL CENTERS, INC.,

                             HELLER FINANCIAL, INC.,

                                       AND

                         MIDWEST MEZZANINE FUND II, L.P.


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                                TABLE OF CONTENTS

                                                                            Page
ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS...................................1
  Section 1.01   Certain Defined Terms.........................................1
  Section 1.02   Accounting Terms and Determinations...........................9
ARTICLE II TENDER AND EXCHANGE OF SENIOR NOTES.................................9
  Section 2.01   Tender and Exchange of Senior Notes...........................9
  Section 2.02   Release.......................................................9
ARTICLE III CONDITIONS PRECEDENT..............................................10
  Section 3.01   Conditions to Purchase.......................................10
ARTICLE IV REPRESENTATIONS AND WARRANTIES.....................................11
  Section 4.01   Corporate Existence..........................................12
  Section 4.02   No Breach....................................................12
  Section 4.03   Authority....................................................12
  Section 4.04   Approvals....................................................12
  Section 4.05   No Material Misstatements....................................13
  Section 4.06   Capitalization...............................................13
  Section 4.07   Offering.....................................................14
  Section 4.08   Registration Rights..........................................14
  Section 4.09   Restructuring Documents......................................14
ARTICLE V AFFIRMATIVE COVENANTS...............................................14
  Section 5.01   Reporting Requirements.......................................14
  Section 5.02   Litigation...................................................16
  Section 5.03   Other Covenants..............................................16
ARTICLE VI NEGATIVE COVENANTS.................................................17
  Section 6.01   Non-Disclosure...............................................17
ARTICLE VII HOLDER REPRESENTATIONS AND WARRANTIES.............................17
  Section 7.01   Investment Representations...................................17
ARTICLE VIII MISCELLANEOUS....................................................18
  Section 8.01   Waiver.......................................................18
  Section 8.02   Notices......................................................18
  Section 8.03   Payment of Expenses, Indemnities, etc........................18
  Section 8.04   Amendments, Etc..............................................20
  Section 8.05   Successors and Assigns.......................................20
  Section 8.06   Assignments..................................................20
  Section 8.07   Invalidity...................................................21
  Section 8.08   Counterparts.................................................21
  Section 8.09   References...................................................21
  Section 8.10   Captions.....................................................21
  Section 8.11   No Oral Agreements...........................................21
  Section 8.12   Governing Law; Submission to Jurisdiction....................22
  Section 8.13   Confidentiality..............................................22
  Section 8.14   Effectiveness................................................23
  Section 8.15   Exculpation Provisions.......................................23

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EXHIBITS AND SCHEDULES

     Exhibit A            Form of Certificate of Designations
     Exhibit B            Form of Investors Agreement
     Exhibit C            Form of Registration Rights Agreement
     Exhibit D            Form of Release
     Exhibit E            Form of Stockholders Agreement
     Exhibit F            Form of Amended and Restated Bylaws
     Exhibit G            Form of Compliance Certificate

     Schedule 4.06        Capitalization






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         THIS SENIOR SUBORDINATED NOTE AND SUBORDINATED CONVERTIBLE NOTE
EXCHANGE AGREEMENT, dated as of July 19, 2002, is by and among CASTLE DENTAL CENTERS, INC., a Delaware corporation (the "Company"), HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), and MIDWEST MEZZANINE FUND II, L.P., a Delaware limited partnership ("Midwest"; Heller and Midwest are sometimes referred to individually as a "Holder" and collectively, as the "Holders").

                                 R E C I T A L S

         WHEREAS, $17,928,000 in aggregate principal and interest (including default interest) as of the date hereof (the "Indebtedness") is outstanding under the Senior Subordinated Notes and Subordinated Convertible Notes (collectively, the "Senior Notes") issued to the Holders pursuant to the Senior Subordinated Note Purchase Agreement between the Company and the Holders dated January 31, 2000;

         WHEREAS, Heller is the holder of Senior Notes representing $11,952,000 of the Indebtedness and desires to exchange the Indebtedness held by Heller for shares of Series A-1 Preferred Stock;

         WHEREAS, Midwest is the holder of Senior Notes representing $5,976,000 of the Indebtedness and desires to exchange the Indebtedness held by Midwest for shares of Series A-1 Preferred Stock;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                       DEFINITIONS AND ACCOUNTING MATTERS

         Section 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one (1) or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the


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partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

         "Agreement" shall mean this Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

         "Authorized Share Amendment" shall have the meaning assigned such term in Section 4.02.

         "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in Chicago, Illinois.

         "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company, in the form attached hereto as Exhibit A.

         "Closing Date" shall mean July 19, 2002.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

         "Common Stock" shall mean the common stock, $.001 par value, of the Company.

         "Company" has the meaning set forth in the preamble of this Agreement.

         "Consolidated Subsidiaries" shall mean each Subsidiary of the Company (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

         "Corpus Transactions" shall mean, collectively: (a) the Severance Agreement between the Company, Jack H. Castle, Jr. ("Castle"), Goforth, Inc., a Texas corporation ("Goforth"), and Castle 1995 Gift Trust F/b/o Jack H. Castle, Jr. (the "Trust"); (b) the Settlement Agreement between the Company, Jack H. Castle, D.D.S. and the Estate of Jack H. Castle, D.D.S. (collectively, the "Seller"), Castle Dental Centers of Texas, Inc., a Texas corporation ("Castle Texas"), Castle Dental Associates of Texas, P.C. (formerly Jack H. Castle, D.D.S., P.C.), a Texas professional corporation (the "PC"), Castle Interests, Ltd. ("Castle Interests"), and Loretta M. Castle ("Mrs. Castle"); and (c) the sale by the Company of two (2) locations in Corpus Christi, Texas and one (1) location in Beaumont Texas pursuant to the Asset Purchase Agreement ("Asset Purchase Agreement") among Dentists Choice 1 L.P., a Texas limited partnership ("Purchaser"), Castle, Texas Dental Associates, P.A., a Texas professional association ("Purchaser PC"), Castle Texas, and the PC.

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         "Environmental Laws" shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Company or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

         "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company or any Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

         "Exchange" shall have the meaning assigned such term in Section 2.01.

         "Exchange Agreement Documents" shall mean this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Investors Agreement, the Certificate of Designations, and any agreement, certificate or instrument delivered pursuant to or entered into in connection with any such agreement or instrument.

         "Existing Seller Notes" shall mean, collectively, each of those certain subordinated promissory notes issued by the Company prior to the Closing Date to: Lester B. Greenberg, D.D.S.; John G. Goodman, D.D.S.; Alexander Soleimani, D.M.D.; Elliot Schlang, D.D.S.; Martin Schechter, D.D.S.; Jeffrey D. Schechter, D.D.S.; Dental Advisory Group, LLC; DCA Limited Partnership, L.L.P.; and Dental Administrators of Texas Limited Partnership, L.L.P., in an aggregate amount outstanding of $3,650,000 at June 30, 2002 (including principal and interest that has accrued thereunder, but excluding default interest).

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         "Florida Transaction" shall mean the sale of substantially all of the property, assets and business relating to the Company's dental centers located in Sarasota and Venice, Florida pursuant to the Asset Purchase Agreement dated as of June 14, 2002, by and among Woolf Dentistry, P.A., a Florida professional association, Castle Dental Centers of Florida, Inc., a Florida corporation, and Castle 1st Dental Care, P.A., a Florida professional association, in exchange for a release of the 9% Subordinated Note of the Company issued to Woolf Dentistry, P.A. on July 9, 1998, in the original principal amount of $370,000.

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, its Subsidiaries or any of their Property or any Holder.

         "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

         "Heller" has the meaning set forth in the preamble of this Agreement.

         "Holder" has the meaning set forth in the preamble of this Agreement.

         "Indebtedness" has the meaning set forth in the recitals of this Agreement.

         "Indemnified Parties" shall have the meaning assigned such term in
Section 8.03(a)(ii).

         "Indemnity Matters" shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

         "Information Statement" shall have the meaning assigned such term in
Section 5.04.

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         "Information Statement Period" shall have the meaning assigned such term in Section 5.04.

         "Investors Agreement" shall mean that certain Investors Agreement, dated as of even date herewith, by and among the Company, Heller and Midwest, in the form attached hereto as Exhibit B.

         "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

         "Material Adverse Effect" shall mean any material and adverse effect on
(i) the assets, liabilities, financial condition, business, operations or affairs of the Company and its Subsidiaries taken as a whole different from those reflected in the financial statements of the Company and its Consolidated Subsidiaries contained in the Company Documents or from the facts represented or warranted in any of the Exchange Agreement Documents or Subordinated Note and Warrant Documents, or (ii) the ability of the Company and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Exchange Agreement Documents or the Restructuring Documents on a timely basis.

         "Midwest" has the meaning set forth in the preamble of this Agreement.

         "Multiemployer Plan" shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

         "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Governmental Authority or any other form of entity.

         "Plan" shall mean any employee pension benefit plan, as defined in
Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Company, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Company, any Subsidiary or an ERISA Affiliate.

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         "Prior Registration Rights Agreement" shall mean that certain
Registration Rights Agreement, dated as of January 31, 2000, by and among the Company, Heller Financial, Inc., and Midwest Mezzanine Fund II, L.P..

         "Prior Stockholders Agreement" shall mean that certain Stockholders Agreement, dated as of January 31, 2000, by and among the Company, Jack H. Castle, Jr., Heller Financial, Inc., Midwest Mezzanine Fund II, L.P., Delaware State Employees' Retirement Fund, Declaration of Trust For Defined Benefit Plan of ICI American Holdings Inc., Declaration of Trust for Defined Benefit Plan of Zeneca Holdings Inc., Jack H. Castle, Jr., as Trustee of the Castle 1995 Gift Trust F/B/O Jack H. Castle, Jr., Castle Interests, Ltd., Jack H. Castle, D.D.S., Loretta M. Castle, and Gulfstar Investments, Ltd.

         "Prior Subordination Agreement" shall mean that certain Subordination and Intercreditor Agreement, dated as of January 31, 2000, by and among Heller, Midwest, the Company, Castle Dental Centers of California, L.L.C., a Delaware limited liability company, Dental World, Inc., a Texas corporation, Castle Dental Centers of Austin, Inc., Castle dental Centers of Florida, Inc., a Florida corporation, Castle Dental Centers of Tennessee, Inc., a Tennessee corporation, Castle Dental Centers of Texas, Inc., a Texas corporation, Dentcor, Inc., a Florida corporation, CDC of California, Inc., a Delaware corporation, Castle Texas Holdings, Inc., a Delaware corporation, Academy for Dental Assistants, Inc., a Florida corporation, and Bank of America, N.A., a national banking association formerly known as NationsBank, N.A.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of even date herewith, by and among the Company, James M. Usdan, Heller, Midwest and the Senior Lenders and certain other stockholders of the Company, in the form attached hereto as Exhibit C.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

         "Release" shall mean a letter agreement, in the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company and each of its Subsidiaries in favor of Heller and Midwest.

         "Responsible Officer" shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term "Responsible Officer" shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company.

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         "Restructuring Transactions" shall mean, collectively, the transactions contemplated by the Exchange Agreement Documents, the Senior Credit Documents and the Subordinated Note and Warrant Documents, the Roisman Settlement, the Seller Debt Exchange, the Corpus Transactions, the San Antonio Transaction and the Florida Transaction.

         "Restructuring Documents" shall mean the Senior Credit Documents, the Subordinated Note and Warrant Documents, the Exchange Agreement Documents and each other document executed or delivered in connection with any of the Restructuring Transactions.

         "Roisman" shall mean, collectively, Leon D. Roisman, D.M.D., Leon D. Roisman, D.M.D., Inc., a California corporation and Roisman Acquisition Company, a California corporation.

         "Roisman Judgment" shall mean that certain judgment in favor of Roisman rendered against CDC of California, Inc. and Castle Dental Centers of California, L.L.C., in LACSC Case # BS058068 dated as of October 23, 2000, in the initial amount of $1,108,210.62 plus interest at 10% (ten percent) per annum from the date of the judgment.

         "Roisman Settlement" shall mean the execution and delivery of that certain Forbearance Agreement dated as of July 3, 2002 by and among, CDC of California, Inc., a Delaware corporation, Castle Dental Centers of California, LLC, a Delaware limited liability company, and Roisman, with respect to the Roisman Judgment.

         "San Antonio Transaction" means the issuance of Series A-1 Preferred Stock pursuant to the Settlement Agreement among the Company, Castle Texas, Castle PC, Barry E. Solomon, Marc A. Solomon, Hebron D. Cutrer, Stan E. Faye, Robert B. Grau, Dental Centers of America, Inc., Dental Administrators, Inc., the Senior Agent, the Senior Lenders and the Holders.

         "SEC" shall mean the Securities and Exchange Commission or any successor Governmental Authority.

         "Seller Debt Exchange" shall mean the exchange by the holders of Existing Seller Notes of all liabilities and obligations owed to them by the Company pursuant to the Existing Seller Notes and all documents related thereto for an aggregate of 32,002 shares of Series A-1 Preferred Stock pursuant to the Seller Note Exchange Agreement.

         "Seller Note Exchange Agreement" means, collectively, those certain Exchange Agreements, each dated July 19, 2002, between the Company and each of the holders of the Existing Seller Notes.

         "Senior Agent" shall mean Bank of America, N.A., a national banking association formerly known as NationsBank of Texas, N.A. (together with any duly appointed successor) for the Senior Lenders.

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         "Senior Credit Agreement" shall mean that certain Second Amended and
Restated Credit Agreement, dated as of even date herewith, between the Company, the Senior Agent and the Senior Lenders.

         "Senior Credit Documents" shall mean the Senior Credit Agreement and the "Loan Documents" (as defined in the Senior Credit Agreement).

         "Senior Lenders" shall mean each Person that is or shall become a lender under the Senior Credit Agreement for so long as such Person shall be a party to that Agreement.

         "Senior Notes" has the meaning set forth in the recitals to this Agreement.

         "Senior Subordinated Note and Warrant Purchase Agreement" means the Senior Subordinated Note and Warrant Purchase Agreement, dated as of the date of this Agreement, by and among the Company, Heller, Midwest and James M. Usdan.

         "Series A-1 Preferred Stock" shall mean the Company's Convertible Preferred Stock, Series A-1, par value $.001 per share, of the Company.

         "Special Entity" shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which the Company or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to "control" such second Person (e.g. a sole general partner controls a limited partnership).

         "Stockholders Agreement" shall mean that certain Stockholders Agreement, dated as of even date herewith, by and among the Company, the Senior Lenders, James M. Usdan, Heller and Midwest, in the form attached hereto as Exhibit E.

         "Subordinated Note and Warrant Documents" shall mean the Senior Subordinated Note and Warrant Purchase Agreement, the senior subordinated convertible promissory notes and the warrants to be issued pursuant thereto, the Stockholders Agreement, the Registration Rights Agreement and any other agreements, certificates or instruments executed or delivered pursuant to or entered into in connection with any of the foregoing.

         "Subsidiary" shall mean (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the


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Company or one (1) or more of its Subsidiaries or by the Company and one (1) or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Company.

         Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Holders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Company contained in the Company Documents (except for changes concurred with by the Company's independent public accountants).

                                   ARTICLE II
                       TENDER AND EXCHANGE OF SENIOR NOTES

         Section 2.01. Tender and Exchange of Senior Notes. Upon the terms and subject to the conditions specified in this Agreement, each Holder hereby agrees to sell, transfer and assign to the Company, and the Company agrees to purchase from each such Holder, on the Closing Date, all of, and not a partial interest in, such Holder's Indebtedness represented by the Senior Notes held by such Holder in exchange for shares of Series A-1 Preferred Stock, with 119,520 shares to be issued to Heller and 59,760 shares to be issued to Midwest (collectively, the "Exchange"). No additional payment will be made for default interest or interest accrued after June 30, 2002 on the Senior Notes, which is hereby irrevocably waived. On the Closing Date, the Company will deliver to the each Holder certificates issued in such Holder's name representing the number of shares of Series A-1 Preferred Stock for which such Holder's Indebtedness is being exchanged against delivery of the original executed copies of the Senior Notes representing the Indebtedness.

         Section 2.02. Release.

         (a) Effective upon the consummation of the Exchange, each Holder, on behalf of itself, its Affiliates, its successors and assigns, irrevocably and unconditionally releases, relinquishes, waives, and forever discharges the Company and each of the Senior Lenders, and each of their respective subsidiaries, Affiliates, and present and former agents, employees, officers, directors, attorneys, advisors, stockholders, plan fiduciaries, successors and assigns (the "Released Parties") forever, from and against any and all claims, debts, obligations, demands, actions, suits, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, in contract or in tort, or based on any statute or other law, state or federal (collectively "Claims"), which the Exchanging Holder has, had, or may have in the future against the Released Parties, relating to or arising out of the Senior Notes, the previous failure to pay interest and principal thereon, and the issuance thereof.


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         (b) Each Holder hereby declares and agrees that, on the Closing Date following the consummation of the Exchange, the Senior Notes will be deemed paid in full and in all respects terminated and of no further force or effect.

         (c) Each Holder hereby agrees not to bring any claim of any kind against any Released Party concerning any matter released by this Section 2.02. Each Holder agrees that this Agreement constitutes a bar to any such future claim.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

         Section 3.01. Conditions to Purchase. The obligation of Holders to exchange their Senior Notes for Series A-1 Preferred Stock pursuant to this Agreement is subject to the receipt by Holders of all of the following documents and satisfaction of the other conditions provided in this Section 3.01, each of which shall be reasonably satisfactory to Holders in form and substance:

         (a) A certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, setting forth (i) resolutions of its board of directors with respect to the authorization of the Company to execute and deliver certificates representing the Series A-1 Preferred Stock, the Exchange Agreement Documents and the Restructuring Documents to which it is a party and to enter into the transactions contemplated in those documents (including, without limitation, the filing of the Certificate of Designations and the issuance of the Series A-1 Preferred Stock in connection with the Exchange),
(ii) the officers of the Company who are authorized to sign the Exchange Agreement Documents and the Restructuring Documents to which Company is a party and, (iii) specimen signatures of the authorized officers, (iv) the certificate of incorporation of the Company (which shall include the Certificate of Designations) and the bylaws of the Company (which shall be the Amended and Restated Bylaws in the form attached hereto as Exhibit F), certified as being the true and complete certificate of incorporation and bylaws of the Company, respectively, and (v) the members of the board of directors of the Subsidiaries of the Company which shall be James M. Usdan, Paul Kreie, Ira Glazer and Eddie Kunz.

         (b) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Company and its Subsidiaries.

         (c) Certificates representing the Series A-1 Preferred Stock, duly completed, executed and delivered to each Holder, as applicable.

         (d) A compliance certificate which shall be substantially in the form attached hereto as Exhibit G, duly and properly executed by a Responsible Officer and dated as of the Closing Date.

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         (e) Opinions of Haynes and Boone, LLP, counsel to the Company, in form and substance satisfactory to Holders, as to such matters incident to the transactions herein contemplated as Holders may reasonably request.

         (g) Unaudited pro forma projected consolidated balance sheet of the Company and its Consolidated Subsidiaries at the Closing Date (which pro forma shall be based on the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2002).

         (h) Certified copies of the Senior Debt Documents.

         (i) The Stockholders Agreement, the Registration Rights Agreement and the Investors Agreement duly completed, executed by the Company and the other signatories thereto and delivered to Holders.

         (j) The Release, duly executed by the Company and each of its Subsidiaries.

         (k) Consummation of the Restructuring Transactions, including without limitation, the exchange of each of the Existing Seller Notes for an aggregate of 32,002 shares of Series A-1 Preferred Stock, on terms and conditions, and pursuant to the Restructuring Documents, acceptable in form and substance to the Holders.

         (l) Termination of the Prior Subordination Agreement, the Prior Registration Rights Agreement and the Prior Stockholders Agreement.

         (m) With respect to Midwest, duly executed and completed (i) SBA Form 480 (Size Status Declaration) and SBA Form 652 (Assurance of Compliance), (ii) SBA Form 1031 (Portfolio Finance Report), Part A and B, and (iii) letter regarding SBA matters in form and substance acceptable to Midwest.

         (n) Certified copies of the Employment Agreements between the Company and each of James M. Usdan, Joseph P. Keane and John M. Slack.

         (o) Payment of all legal fees and other reasonable expensed incurred by Heller and Midwest in connection with the preparation, execution and delivery of this Agreement and the other Exchange Agreement Documents and the transaction contemplated hereby.

         (o) such other documents as Holders or special counsel to Holders may reasonably request.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to each Holder:

         Section 4.01. Corporate Existence. Each of the Company and each
Subsidiary: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

         Section 4.02. No Breach. Neither the execution and delivery of the Exchange Agreement Documents or the Restructuring Documents, nor compliance with the terms and provisions hereof or thereof (including, without limitation, the filing of the Certificate of Designations and the issuance of the Series A-1 Preferred Stock pursuant to the Exchange, and, subject to the filing with the Delaware Secretary of State of a certificate of amendment to the Company's certificate of incorporation increasing the number of authorized shares of the Company's common stock or effecting a reverse stock split with respect to the Company's common stock (the "Authorized Share Amendment"), the issuance of the Common Stock upon the conversion of the Series A-1 Preferred Stock) will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of the Company or any Subsidiary, or any Governmental Requirement or any material agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any Subsidiary pursuant to the terms of any such material agreement or instrument other than the Liens created by the Senior Credit Documents.

         Section 4.03. Authority. The Company and each Subsidiary have all necessary corporate power and authority to execute, deliver and perform its respective obligations under the Exchange Agreement Documents and the Restructuring Documents to which it is a party (including, without limitation, the filing of the Certificate of Designations and the issuance of the Series A-1 Preferred Stock pursuant to the Exchange and Common Stock upon conversion of the Series A-1 Preferred Stock). The execution, delivery and performance by the Company and each Subsidiary of the Exchange Agreement Documents and the Restructuring Documents to which it is a party, have been duly authorized by all necessary corporate action on its part. The Exchange Agreement Documents and the Restructuring Documents constitute the legal, valid and binding obligations of the Company and each Subsidiary, enforceable in accordance with their terms.

         Section 4.04. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Company or any Subsidiary of the Exchange Agreement Documents or the Restructuring Documents to which it is a party (including, without limitation, the filing of the Certificate of Designations and the issuance of the Series A-1

Preferred Stock pursuant to the Exchange and the issuance of the Common Stock upon the conversion of the Series A-1 Preferred Stock) or for the validity or enforceability thereof, other than the filing of the Authorized Share Amendment, which will not be filed until it is approved at the Company's next meeting of stockholders, which meeting shall take place no later than 75 days following the date of this Agreement.

         Section 4.05. No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to Holders by the Company or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Company and its Subsidiaries taken as a whole. The information contained in the following documents (the "Company Documents") was true and correct in all material respects as of the respective filing date of the applicable Company
Document:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2002; and

         (c) all other documents, if any, filed by the Company with the Commission since June 30, 2001 pursuant to Section 13, 14 or 15 of the Exchange Act.

         As of their respective filing dates, the Company Documents (i) complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and (ii) did not contain any untrue statement of material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed with the SEC all documents required to be filed by the Company under the Exchange Act.

         Section 4.06 Capitalization. The authorized capital stock and other equity securities of each of the Company and each of its Subsidiaries is as set forth on Schedule 4.06. All issued and outstanding shares of capital stock and other equity securities of each of the Company and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of Senior Agent, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shares of the capital stock of Company or any of its Subsidiaries, other than those described above, are issued and outstanding. Except as set forth on Schedule 4.06, all of the issued and outstanding capital stock and other equity securities of Subsidiaries of the Company are owned by the Company. Upon issuance, the Series A-1 Preferred Stock will be duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens. Following the filing of the Authorized Share Amendment, the Common Stock issuable upon conversion of the Series A-1 Preferred Stock will, when issued, be duly authorized, validly issued, fully paid and non-assessable. Except as provided in the Stockholders Agreement and as set forth on Schedule 4.06, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Company or any of its Subsidiaries, of any shares of capital stock or other securities of any such entity.

         Section 4.07 Offering. Subject in part to the truth and accuracy of the representations of the Holders set forth in this Agreement, the offer, sale and issuance of the Series A-1 Preferred Stock, and the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws.

         Section 4.08 Registration Rights. Except as set forth on Schedule 4.08 and as provided for in the Registration Rights Agreement, as of the Closing Date, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any of its securities which may hereinafter be issued.

         Section 4.09 Restructuring Documents. Each of the representations and warranties of the Company and each of its Subsidiaries contained in each of the Restructuring Documents, including, without limitation, the Senior Subordinated Note and Warrant Purchase Agreement, is true, correct and complete and is hereby incorporated herein by this reference thereto. For purposes hereof, if a representation contained in a Restructuring Document is qualified by the term "Material Adverse Effect", then, in making the representation in this Section
4.09 the term "Material Adverse Effect" will mean a "Material Adverse Effect" as defined herein.


                                   ARTICLE V
                              AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, so long as any of the Holders or an Affiliate thereof (including, for such purpose, partners of any Holder which is a partnership) hold SeriesA-1 Preferred Stock or Common Stock issued upon conversion of all or any portion of the Series A-1 Preferred Stock:

         Section 5.01 Reporting Requirements. The Company shall deliver, or shall cause to be delivered, to each Holder:

         (a) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, the audited consolidated and unaudited consolidating statements of operations, changes in stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to Holders which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any default.

         (b) Quarterly Financial Statements. As soon as available and in any event within forty five (45) days after the end of each of the first three (3) fiscal quarterly periods of each fiscal year of the Company, consolidated and consolidating statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

         (c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each of the first eleven (11) months of each fiscal year of the Company, consolidated and consolidating statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

         (d) Budget. As soon as available and in any event within thirty (30) days after the end of each fiscal year of the Company, a budget for the Company and its Consolidated Subsidiaries, as approved by the Board of Directors of the Company, for the following fiscal year setting forth in comparative form corresponding figures from the preceding fiscal year, in reasonable detail and certified as to its good-faith preparation by a Responsible Officer.

         (e) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries, and a copy of any response by the Company or any Subsidiary of the Company, or the Board of Directors of the Company or any Subsidiary of the Company, to such letter or report.

         (f) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company with or received by the Company in connection therewith from any securities exchange or the SEC or any successor agency.

         (g) Annual Revenue Reports. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a report prepared by the Company for each dental center setting forth the revenues, expenses and contributions to profit of such dental center, in form and substance acceptable to Holders.

         (h) Quarterly Revenue Reports. As soon as available and in any event within forty five (45) days after the end of each of the first three (3) fiscal quarterly periods of each fiscal year of the Company, a report by the Company for each dental center setting forth the revenues, expenses and contributions to profit of such dental center, in form and substance acceptable to Holders.

         (i) Other Information. From time to time, such other information regarding the business, affairs or financial condition of the Company or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as any Holder may reasonably request.

         Section 5.02 Litigation. The Company shall promptly give to each Holder notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Company or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting the Company or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Company will, and will cause each of its Subsidiaries to, promptly notify each Holder of any claim, judgment, Lien or other encumbrance affecting any Property of the Company or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $250,000.

         Section 5.03 Other Covenants. The Company shall comply with all covenants contained in Sections 8.03, 8.04, and 8.07 of the Senior Subordinated Note and Warrant Purchase Agreement.

         Section 5.04 Schedule 14f-1. The Company has duly appointed Paul Kreie, Ira Glazer and Eddie Kuntz to the Company's Board of Directors subject to the expiration of the ten-day period (the "Information Statement Period") following the later of (a) the filing of an Information Statement on Schedule 14f-1 (the "Information Statement") with the SEC disclosing the appointment of new directors to the Company's Board of Directors, and (b) the mailing of the Information Statement to the stockholders of the Company. Immediately following the Information Statement Period, the Company's Board of Directors shall consist solely of James M. Usdan, Paul Kreie, Ira Glazer and Eddi Kunz. On the Closing Date, the Board of Directors of each Subsidiary of the Company shall consist solely of James M. Usdan, Paul Kreie, Ira Glazer and Eddi Kunz. The Company shall file the Information Statement with the SEC and mail the Information Statement to stockholders of the Company by _______________. The Company's Board of Directors will not take any action at a meeting of the Board of Directors or pursuant to a written consent, prior to the expiration of the Information Statement Period.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         The Company covenants and agrees that, so long as any of the Holders or an Affiliate thereof (including, for such purpose, partners of any Holder which is a partnership) hold Series A-1 Preferred Stock or Common Stock issued upon conversion of all or any part of the Series A-1 Preferred Stock:

         Section 6.01 Non-Disclosure. The Company will not and will not permit any of its Affiliates to, in the future, issue any press release or other public disclosure using the name of Heller, Midwest or any of their respective Affiliates or referring to this Agreement or referring to the other Exchange Agreement Documents without at least two (2) Business Days prior written notice to Heller or Midwest, as applicable, and without the prior written consent of Heller or Midwest, as applicable, unless (and only to the extent that) the Company or such Affiliate of the Company is required to so disclose under law and then, in any event, the Company or such Affiliate will consult with Heller or Midwest, as applicable, before issuing such press release or other public disclosure. The Company consents to the publication by Heller and/or Midwest of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, the other Exchange Agreement Documents and/or the Restructuring Documents.


                                  ARTICLE VII
                      HOLDER REPRESENTATIONS AND WARRANTIES

         Section 7.01 Investment Representations. Each Holder represents and warrants to the Company that it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.01 Waiver. No failure on the part of a Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Exchange Agreement Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Exchange Agreement Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         Section 8.02 Notices. All notices and other communications provided for herein and in the other Exchange Agreement Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Exchange Agreement Documents) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or in the Exchange Agreement Documents; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Exchange Agreement Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

         Section 8.03 Payment of Expenses, Indemnities, etc.

         (a) The Company agrees:

                  (i) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of Holders in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of a Holder with respect thereto) of, and in connection with the negotiation, investigation, preparation, execution and delivery of, preservation of rights under, enforcement of, and renegotiation or restructuring of, the Exchange Agreement Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of Holders, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for Holders and, in the case of enforcement (including, without limitation, bankruptcy and workout matters); and promptly reimburse a Holder for all amounts expended, advanced or incurred by such Holder to satisfy any obligation of the Company under this Agreement;

                  (ii) to indemnify each holder and each of its Affiliates and each of its officers, directors, employees, representatives, agents, attorneys, accountants and experts ("Indemnified Parties") from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) the execution, delivery and performance of the Exchange Agreement Documents, (ii) the operations of the business of the Company and its Subsidiaries, (iii) the failure of the Company or any Subsidiary to comply with the terms of this Agreement, or with any Governmental Requirement, (iv) any inaccuracy of any representation or any breach of any warranty of the Company set forth in this Agreement or any of the Exchange Agreement Documents, or (v) any other aspect of the this Agreement or any of the Exchange Agreement Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the ordinary negligence of any Indemnified Party, but excluding all Indemnity Matters arising solely by reason of the gross negligence or willful misconduct on the part of the Indemnified Party; and

                  (iii) to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (i) under any Environmental Law applicable to the Company or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance by the Company or any Subsidiary with any Environmental Law applicable to the Company or any Subsidiary,
         (iii) due to past ownership by the Company or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by the Company or any Subsidiary, or (v) any other environmental, health or safety condition in connection with the Exchange Agreement Documents.

         (b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld.

         (c) In the case of any indemnification hereunder, the Indemnified Party shall give notice to the Company of any such claim or demand being made against the Indemnified Party and the Company shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Company provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Company and such Indemnified Party.

         (d) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties. to the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.

         (e) The Company's obligations under this Section 8.03 shall survive any termination of this Agreement, and shall continue thereafter in full force and effect.

         (f) The Company shall pay any amounts due under this Section 8.03 within thirty (30) days of the receipt by the Company of notice of the amount due.

         Section 8.04 Amendments, Etc. Any provision of this Agreement may be amended, modified or waived with the prior written consent of the Company and the holders of sixty-six and two-thirds percent (66 2/3%) of voting power represented by the Series A-1 Preferred Stock and Common Stock issued upon conversion of all or any portion of the Series A-1 Preferred Stock held by the Holders at the time of any such amendment, modification or waiver; provided, however, no amendment, modification or waiver can be effected without the prior written consent of all Holders if, by its terms, such amendment, modification or waiver adversely affects one (1) Holder without having the same adverse effect on all other Holders.

         Section 8.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 8.06 Assignments.

         (a) The Company may not assign its rights or obligations hereunder without the prior consent of Holders.

         (b) Prior to the Closing Date, each Holder covenants not to transfer, pledge, hypothecate, assign or grant an option to otherwise acquire any interest in the Senior Notes unless the transferee of such Senior Notes agrees, in writing, to be bound by the terms of this Agreement. Subject to the preceding sentence, applicable securities laws and to the terms and conditions of the Stockholders Agreement, Holders (and its permitted assigns) may assign to one
(1) or more assignees all or a portion of its rights and obligations under this Agreement and the other Exchange Agreement Documents to any Person, and any such assignee may further assign such rights and obligations to any Person. Any such assignment will become effective upon the execution and delivery to the assigning Holder of the assignment. Upon the assigning Holder's request, the Company, will, at its own expense, execute and deliver new certificates representing Series A-1 Preferred Stock and/or Common Stock, as applicable, to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 8.06(b), all references to "Holders" or a "Holder" in this Agreement, and the other Exchange Agreement Documents shall mean and include each such assignee, each such assignee shall be deemed a party to this Agreement and bound by all the agreements and covenants of Holders contained herein and all actions which are to be taken, and all consents or waivers to be granted or consents, amendments, waivers and other writings required to be signed by Holders or a party (other than the Company) to this Agreement thereafter shall be, in each case, effective only if taken or executed or delivered by Holders and all such assignees.

         (c) A Holder may furnish any information concerning the Company in its possession from time to time to assignees (including prospective assignees); provided that, such Persons agree to be bound by the provisions of Section 8.13.

         (d) Notwithstanding any other provisions of this Section 8.06, no transfer or assignment of the interests or obligations of a Holder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Company to file a registration statement with the SEC or to qualify the Series A-1 Preferred Stock or Common Stock issued or issuable upon conversion of all or any portion of the Series A-1 Preferred Stock under the "Blue Sky" laws of any state.

         Section 8.07 Invalidity. In the event that any one (1) or more of the provisions contained in any of the Exchange Agreement Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

         Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

         Section 8.09 References. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

         Section 8.10 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         Section 8.11 No Oral Agreements. The Exchange Agreement Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The

Exchange Agreement Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

         Section 8.12 Governing Law; Submission to Jurisdiction.

         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

         (b) Subject to Section 8.15, Any legal action or proceeding with respect to the Exchange Agreement Documents shall be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Agreement, each of the Company and each holder hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Company and each holder hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

         (c) Nothing herein shall affect the right of any holder to serve process in any other manner permitted by law.

         (d) The Company and each holder hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this Agreement, and the transactions contemplated hereby, among other things, the mutual waivers and certifications contained in this Section 8.12.

         Section 8.13 Confidentiality. In the event that the Company provides to a Holder written confidential information belonging to the Company, if the Company shall denominate such information in writing as "confidential", such Holder shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without a Holder breaching its obligation of confidence to the Company, (iii) are previously known by a Holder from some source other than the Company, (iv) are hereafter developed by a Holder without using the Company's information, (v) are hereafter obtained by or available to a Holder from a third party who owes no obligation of confidence to the Company with respect to such information or through any other means other than through disclosure by the Company, (vi) are disclosed with the Company's consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of a Holder, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, a Holder may disclose any such information to any independent consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee (including prospective assignees) in the Series A-1 Preferred Stock; provided, however, that such Holder shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon such Holder hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Company requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Company waives any and all other rights it may have to confidentiality as against a Holder arising by contract, agreement, statute or law except as expressly stated in this Section 8.13.

         Section 8.14 Effectiveness. This Agreement shall be effective on the Closing Date.

         Section 8.15 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and agrees that it is charged with notice and knowledge of the terms of this Agreement; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement; and has received the advice of its attorney in entering into this Agreement; and that it recognizes that certain of the terms of this Agreement result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement on the basis that the party had no notice or knowledge of such provision or that the provision is not "conspicuous."

                 - Remainder of Page Intentionally Left Blank -
                            [Signature Page Follows]

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            COMPANY:

                                            CASTLE DENTAL CENTERS, INC., a
                                            Delaware corporation


                                            By:      ___________________________
                                            Name:    ___________________________
                                             Title:  ___________________________

                                            Address for Notices:

                                            3701 Kirby Drive
                                            Suite 550
                                            Houston, Texas  77098
                                            Telecopier No.:   713.490.8420
                                            Telephone No.:    713.490.8400
                                            Attention:        James Usdan

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            HELLER:

                                            HELLER FINANCIAL, INC., a Delaware
                                            corporation


                                            By:      ___________________________
                                            Name:    ___________________________
                                             Title:  ___________________________

                                            Address for Notices:

                                            HELLER FINANCIAL, INC.
                                            c/o Heller Healthcare Financial
                                                Services
                                            500 West Monroe Street
                                            Chicago, Illinois  60661
                                            ATTN:  Michael Sznajder
                                            Telecopy: 312.441.7598

                                            With a copy to:

                                            HELLER FINANCIAL, INC.
                                            c/o Heller Healthcare Financial
                                                Services
                                            2 Wisconsin Circle, 4th Floor
                                            Chevy Chase, Maryland 20815
                                            ATTN:  Katherine R. Lofft, Esq.
                                            Telecopy:  301.664.9866


                                       Senior Subordinated Note and Subordinated
                                             Convertible Note Exchange Agreement
                                                                   SrSubExc_.doc

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            MIDWEST:

                                            MIDWEST MEZZANINE FUND II, L.P., a
                                            Delaware limited partnership

                                             By:  ABN AMRO Mezzanine Management
                                                  II, L.P., its general partner

                                                  By:  ABN AMRO Mezzanine
                                                       Management II, Inc., its
                                                       general partner

                                                       By:    __________________
                                                       Name:  Paul Kreie
                                                       Title: __________________

                                            Address for Notices:

                                            Midwest Mezzanine Fund II, L.P.
                                            208 South LaSalle Street, 10th floor
                                            Chicago, Illinois 60604-1003
                                            ATTN: J. Allan Kayler
                                            Telecopy: 312.553.6647


                                       Senior Subordinated Note and Subordinated
                                             Convertible Note Exchange Agreement
                                                                   SrSubExc_.doc